Exhibit 11

                           GreenMan Technologies, Inc.

                     Statement Regarding Net Loss per Share

                                  May 31, 1998



                                                  Year Ended     Year Ended
                                                 May 31, 1997   May 31, 1998
                                                 ------------   ------------


Net loss .....................................   $ 7,066,479    $ 6,324,986
                                                 ===========    ===========

Shares used in calculation of loss per share:
    Weighted Average common shares outstanding     1,122,788      2,596,776


Net loss per share ...........................   $     (6.24)   $     (2.44)
                                                 ===========    ===========